NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES CAPITAL PROGRAM

AND GUIDANCE FOR 2014

Houston, Texas – December 10, 2013...Southwestern Energy Company (NYSE: SWN) today announced its total capital investment program in 2014 is planned to be approximately $2.3 billion, compared to a projected $2.25 billion capital program in 2013.

Southwestern is targeting total net gas and oil production of 740 to 752 Bcfe in 2014, up approximately 14% over the company’s current production projection of 653 to 655 Bcfe for 2013 (using midpoints). Total net production from the Fayetteville Shale in 2014 is expected to be 479 to 484 Bcf, essentially flat compared to 483 to 484 Bcf projected to be produced in 2013. In the Marcellus Shale, the company expects total net production to grow by over 60% in 2014 to 244 to 249 Bcf, compared to 148 to 149 Bcf that is projected to be produced in 2013.

“2014 is going to be a good year for Southwestern Energy,” stated Steve Mueller, President and Chief Executive Officer of Southwestern Energy. “In the Marcellus Shale, our production growth will exceed 60% from 2013 levels even though we will invest less capital. This reflects the continued improvement in well performance in our Bradford, Lycoming and Susquehanna acreage. Our Susquehanna County properties continue to encourage us, as we recently placed a well on line that achieved a peak 24-hour production rate of over 32 MMcf per day. We also plan to begin delineation of the acreage we acquired in 2013 in Wyoming, Sullivan, and Tioga counties. In the Fayetteville Shale, our well performance continues to improve, evidenced by a well we recently placed on production at over 12 MMcf per day, and our efficiencies created by our vertical integration are also expected to continue to improve keeping our well costs low. Finally, our Brown Dense program gives us meaningful upside as we initiate a 10-well development program, in addition to the continued delineation of the play. Our positions in two world-class natural gas basins, our operational strengths and the potential from our exploration opportunities are setting Southwestern Energy up to have another great year in 2014.”

The following tables provide annual forecast information for 2014, as compared to projected 2013 results, for capital investments and the gross and net well counts for each of the company’s operating areas.

	Capital Investments
	Projected 2013	Forecast 2014
	(in millions)
Fayetteville Shale	$ 900	$ 900
Marcellus Shale	870	760
Brown Dense	90	178
New Ventures	130	190
Ark-La-Tex	10	7
Midstream Services	160	140
Drilling Rigs	65	95
E&P Services & Corporate	25	55
Total Capital Investments	$ 2,250	$ 2,325

	Gross Op. Well Count		Net Op. Well Count
	Projected	Forecast	Projected	Forecast
	2013	2014	2013	2014

Fayetteville Shale	441	460-470	326	320-330
Marcellus Shale	109	80-85	108	75-80
Brown Dense	6	14	6	14
New Ventures	2	8	2	7
Ark-La-Tex	0	1	0	1
Total Well Count	558	563-578	442	417-432

In the Fayetteville Shale, Southwestern expects that the average re-entry to re-entry time to drill its operated horizontal wells to total depth will continue to decrease in 2014 to approximately 6.2 days from approximately 6.5 days projected for 2013. The company’s average 2014 completed well cost is estimated to be $2.6 million per well with a 5,400 average horizontal lateral, compared to an estimated $2.5 million well cost with an average horizontal lateral length of 5,300 feet in 2013.

In the Marcellus Shale, Southwestern plans to drill approximately 41 wells in Bradford County, 27 wells in Susquehanna County, 7 wells in Lycoming County and 8 horizontal delineation wells on the company’s acreage it acquired in 2013 in Wyoming, Sullivan and Tioga Counties. The company expects that the average re-entry to re-entry time to drill its operated horizontal wells to total depth will be approximately 11.3 days in 2014, compared to approximately 11.9 days projected for 2013. Southwestern’s average 2014 completed well cost is estimated to be $6.8 million per well with a 4,950 average horizontal lateral with 18.0 completed stages, compared to an estimated $7.0 million well cost with an average horizontal lateral length of 4,900 feet and 17.5 completed stages in 2013.

In the company’s Lower Smackover Brown Dense exploration program, Southwestern plans to drill up to 14 wells, all of which are planned to be vertical wells.

In the company’s New Ventures, Southwestern plans to drill up to 8 gross wells including further testing in the Denver-Julesburg Basin in Colorado and the Paradox Basin in Utah, as well as new projects that will be discussed more as the year progresses.

Southwestern Issues Guidance for 2014

The company’s projected results for 2014 are as follows:

Estimated Production by Quarter in 2014

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full-Year 2014
Total Production (Bcfe)	177 – 179	183 – 185	187 – 191	193 – 197	740 – 752

Estimated E&P Pricing Deductions in 2014 ($ per Mcfe, except for fuel charges)
Average Basis Differential and Transportation Charge	$0.55 - $0.60
Average Fuel Charge	0.50% - 1.00%

Estimated E&P Operating Expenses in 2014 (assumes $3.75 per Mcf gas price)
Lease Operating Expenses	$0.88 - $0.93
General & Administrative Expense	$0.24 - $0.28
Taxes, Other Than Income Taxes	$0.09 - $0.11

Other Operating Income and Expenses in 2014 (assumes $3.75 per Mcf gas price)
Midstream EBITDA ($ in millions)	$355 - $360
Net Interest Expense ($ in millions)	$32 - $34
Income Tax Rate (90% Deferred)	40.0%
Weighted Average Diluted Shares Outstanding (in millions)	352

As of December 9, 2013, the company had NYMEX hedges in place on notional volumes of 233 Bcf of its 2014 projected natural gas production hedged through fixed price swaps at a weighted average price of $4.41 per Mcf.

Assuming a NYMEX commodity price of $3.75 per Mcf of gas for 2014, the company is targeting net income of $635 to $645 million and net cash provided by operating activities before changes in operating assets and liabilities (a non-GAAP measure; see “Explanation and Reconciliation of Non-GAAP Financial Measures” below) of $1,920 to $1,930 million in 2014. The company expects net income plus interest, income tax expense, depreciation, depletion and amortization (also known as EBITDA, a non-GAAP measure; see “Explanation and Reconciliation of Non-GAAP Financial Measures” below) to be approximately $1,985 to $1,995 million in 2014. The company has also provided additional price scenarios and their corresponding estimated financial results for 2014 in the table below:

NYMEX Commodity Prices	Net Income	Net Cash Flow (1)	EBITDA (1)
$3.50 Gas	$560 - $570 Million	$1,810 - $1,820 Million	$1,860 - $1,870 Million
$3.75 Gas	$635 - $645 Million	$1,920 - $1,930 Million	$1,985 - $1,995 Million
$4.00 Gas	$710 - $720 Million	$2,035 - $2,045 Million	$2,105 - $2,115 Million

(1)

Net cash provided by operating activities before changes in operating assets and liabilities (net cash flow) and EBITDA are non-GAAP measures; see Explanation and Reconciliation of Non-GAAP Financial Measures below.

Explanation and Reconciliation of Non-GAAP Financial Measures

Net cash provided by operating activities before changes in operating assets and liabilities (net cash flow) is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Net cash provided by operating activities before changes in operating assets and liabilities should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles. The table below reconciles 2014 forecasted net cash provided by operating activities before changes in operating assets and liabilities with 2014 forecasted net cash provided by operating activities.

2014 Guidance
NYMEX Commodity Price Assumption
	$3.50 Gas	$3.75 Gas	$4.00 Gas
	$90.00 Oil	$90.00 Oil	$90.00 Oil
($ in millions)
Net cash provided by operating activities	$1,810-$1,820	$1,920-$1,930	$2,035-$2,045
Add back (deduct):
Assumed change in operating assets and liabilities	-	-	-
Net cash flow	$1,810-$1,820	$1,920-$1,930	$2,035-$2,045

EBITDA is defined as net income plus interest expense, income tax expense, depreciation, depletion and amortization. Southwestern has included information concerning EBITDA because it is used by certain investors as a measure of the ability of a company to service or incur indebtedness and because it is a financial measure commonly used in the energy industry. EBITDA should not be considered in isolation or as a substitute for net income, net cash provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of the company's profitability or liquidity. EBITDA as defined above may not be comparable to similarly titled measures of other companies. Net income is a financial measure calculated and presented in accordance with generally accepted accounting principles. The table below reconciles 2014 forecasted EBITDA with 2014 forecasted net income.

2014 Guidance
NYMEX Commodity Price Assumption
($ in millions)
	$3.50 Gas	$3.75 Gas	$4.00 Gas	Midstream Services Segment (1)
	$90.00 Oil	$90.00 Oil	$90.00 Oil
Net income attributable to SWN	$560-$570	$635-$645	$710-$720	$175-$180
Add back:
Provision for income taxes	373-380	423-430	473-480	117-120
Interest expense	33-35	32-34	31-33	9-11
Depreciation, depletion, and amortization	885-895	885-895	885-895	52-54
EBITDA	$1,860-$1,870	$1,985-$1,995	$2,105-$2,115	$355-$360

(1)	Midstream Services segment results assume NYMEX commodity prices of $3.75 per Mcf for natural gas and $90.00 per barrel for crude oil for 2014.

Southwestern Energy Company is an independent energy company whose wholly-owned subsidiaries are engaged in natural gas and oil exploration, development and production, natural gas gathering and marketing. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:	R. Craig Owen	Brad D. Sylvester, CFA
	Senior Vice President and Chief Financial Officer	Vice President, Investor Relations
	(281)-618-2808	(281)-618-4897

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